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                                                             EXHIBIT 99.14

                       PRIVILEGED AND CONFIDENTIAL

February 27, 1996

Board of Directors

First Interstate Bancorp

633 West Fifth Street

Los Angeles, California 90071

  Re: Amendment No. 4 to Registration Statement (File No. 33-64575) on
     Form S-4 of Wells Fargo & Company, including the Joint Proxy
     Statement/Prospectus of Wells Fargo & Company and First Interstate
     Bancorp

Gentlemen and Madame:

  Reference is made to our opinion letters dated January 23, 1996 and February 27, 1996 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.00 per share (the "Shares"), of First Interstate Bancorp (the "Company") of the exchange ratio of two-thirds shares of Common Stock, par value $5.00 per share, of Wells Fargo & Company ("Wells Fargo") to be received for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of January 23, 1996 by and between Wells Fargo and the Company, as amended as of February 23, 1996.

  The foregoing opinion letters are for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

  In that regard, we hereby consent to the references to the opinions of our Firm under the captions "SUMMARY--Opinions of First Interstate Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER--Reasons of First Interstate for the Merger; Recommendation of the First Interstate Board of Directors" and "THE MERGER--Opinions of First Interstate Financial Advisors" and to the inclusion of the foregoing opinion dated February 27, 1996 in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                          GOLDMAN, SACHS & CO.